NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2019 THIRD QUARTER RESULTS

NEW YORK, NEW YORK (October 9, 2019) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) reported total revenue for the three months ended August 31, 2019 (the “2019 third quarter”) of $8,902,000, as compared to total revenue of $8,001,000 for the three months ended August 31, 2018 (the “2018 third quarter”) and total revenue for the nine months ended August 31, 2019 (the “2019 nine month period”) of $35,286,000, as compared to total revenue of $25,397,000 for the nine months ended August 31, 2018 (the “2018 nine month period”). Total revenue for the 2019 third quarter and 2019 nine month period included revenue from property sales of $302,000 and $9,828,000, respectively. There were no property sales in the 2018 third quarter. Total revenue for the 2018 nine month period included revenue from property sales of $1,023,000.

Griffin reported net income of $1,017,000 and basic and diluted net income per share of $0.20 for the 2019 third quarter, as compared to a net loss of ($122,000) and a basic and diluted net loss per share of ($0.02) for the 2018 third quarter. Griffin reported net income of $6,250,000 and basic and diluted net income per share of $1.23 for the 2019 nine month period, as compared to a net loss of ($1,514,000) and a basic and diluted net loss per share of ($0.30) for the 2018 nine month period.

Griffin’s net income in the 2019 third quarter, as compared to a net loss in the 2018 third quarter, was principally due to: (a) an increase of $725,000 in income tax benefits; (b) an increase of $305,000 in net operating income from leasing1 (“Leasing NOI”), which Griffin defines as rental revenue less operating expenses of rental properties; (c) a decrease of $174,000 in general and administrative expenses; and (d) a gain of $126,000 on property sales; partially offset by (e) an increase of $182,000 in depreciation and amortization expense in the 2019 third quarter as compared to the 2018 third quarter.

Griffin’s net income in the 2019 nine month period, as compared to a net loss in the 2018 nine month period, was principally due to: (a) an increase of $6,950,000 of gain on property sales; (b) an increase of $795,000 in Leasing NOI; (c) a decrease of $248,000 in general and

1 Leasing NOI is not a financial measure in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). It is presented because Griffin believes it is a useful financial indicator for measuring results of its real estate leasing activities. However, it should not be considered as an alternative to operating income as a measure of operating results in accordance with U.S. GAAP. In prior years, Griffin referred to this metric as “profit from leasing activities.” Griffin changed from profit from leasing activities to Leasing NOI to be more in line with terminology used by other real estate companies.

administrative expenses; and (d) a $126,000 gain from an insurance recovery; partially offset by (e) an increase of $356,000 in depreciation and amortization expense in the 2019 nine month period, as compared to the 2018 nine month period.

Leasing NOI increased to $6,117,000 and $17,891,000 in the 2019 third quarter and 2019 nine month period, respectively, from $5,812,000 and $17,096,000 in the 2018 third quarter and 2018 nine month period, respectively. The increases in Leasing NOI in the 2019 third quarter and 2019 nine month period versus the comparable periods in fiscal 2018 were driven by increases in rental revenue of $599,000 and $1,084,000 in the 2019 third quarter and 2019 nine month period, respectively. The increases in rental revenue in the 2019 third quarter and 2019 nine month period, as compared to the 2018 third quarter and 2018 nine month period, respectively, principally reflected rental revenue from 220 Tradeport Drive (“220 Tradeport”), an approximately 234,000 square foot build-to-suit industrial/warehouse building in New England Tradeport, Griffin’s industrial park in Windsor and East Granby, Connecticut. A full building long-term lease of 220 Tradeport commenced following the building’s completion in the three months ended November 30, 2018 (the “2018 fourth quarter”).

The increase in the gain on property sales in the 2019 nine month period, as compared to the 2018 nine month period, was principally due to a gain of $7,349,000 from the $7,700,000 sale of approximately 280 acres of undeveloped land in Simsbury, Connecticut to a buyer that will use the land for a solar farm. Property sales occur periodically, and year to year changes in revenue and gains on property sales may not be indicative of any trends in Griffin’s real estate business.

The income tax benefit in the 2019 third quarter reflected the inclusion of a benefit of $873,000 related to changes in Connecticut’s tax law enacted in the 2019 third quarter that resulted in a partial reduction of the valuation allowance on deferred tax assets primarily related to net operating loss carryforwards in Connecticut. The increases in depreciation and amortization expense in the 2019 third quarter and 2019 nine month period, as compared to the 2018 third quarter and 2018 nine month period, principally reflected depreciation expense of 220 Tradeport and 6975 Ambassador Drive, an approximately 134,000 square foot industrial/warehouse building, built on speculation, in the Lehigh Valley of Pennsylvania that was also completed in the 2018 fourth quarter and was approximately 47% leased as of August 31, 2019. The decrease in general and administrative expenses in the 2019 third quarter and 2019 nine month period, as compared to the 2018 third quarter and 2018 nine month period, principally reflected lower compensation expenses, and the inclusion in the 2018 nine month period of expenses related to the removal of structures on Griffin’s land that remained from the tobacco growing operations of former affiliates of Griffin.

Griffin’s total real estate portfolio as of August 31, 2019 aggregated approximately 4,078,000 square feet and was 94% leased, as compared to approximately 3,710,000 square feet that was 94% leased as of August 31, 2018. As of August 31, 2019, industrial/warehouse space comprised 89% of Griffin’s real estate portfolio and was 97% leased, whereas Griffin’s office/flex space of approximately 433,000 square feet was 70% leased. Subsequent to August 31, 2019, Griffin completed the construction, on speculation, of two industrial/warehouse buildings (“160 and 180 International”) in Concord, North Carolina, in the greater Charlotte area, that aggregated approximately 283,000 square feet and executed a lease for approximately 74,000 square feet in one of those new buildings. Upon completion of 160 and 180 International, Griffin’s real estate portfolio increased to approximately 4,361,000 square feet, with industrial/warehouse space of approximately 3,928,000 square feet comprising 90% of Griffin’s total portfolio.

Griffin Industrial Realty, Inc.

Consolidated Statements of Operations

(amounts in thousands, except per share data)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	Aug. 31, 2019	Aug. 31, 2018	Aug. 31, 2019	Aug. 31, 2018
Rental revenue (1)	$8,600	$8,001	$25,458	$24,374
Revenue from property sales (2)	302	—	9,828	1,023
Total revenue	8,902	8,001	35,286	25,397

Operating expenses of rental properties (1)	2,483	2,189	7,567	7,278
Depreciation and amortization expense	2,925	2,743	8,806	8,450
General and administrative expenses	1,668	1,842	5,567	5,815
Costs related to property sales	176	—	1,999	144
Total expenses	7,252	6,774	23,939	21,687

Gain on insurance recovery (3)	—	—	126	—
Operating income	1,650	1,227	11,473	3,710

Interest expense (4)	(1,508)	(1,487)	(4,776)	(4,566)
Investment income	61	49	242	75
Income (loss) before income tax benefit (provision)	203	(211)	6,939	(781)
Income tax benefit (provision)	814	89	(689)	(733)
Net income (loss)	$1,017	$(122)	$6,250	$(1,514)

Basic net income (loss) per common share	$0.20	$(0.02)	$1.23	$(0.30)

Diluted net income (loss) per common share	$0.20	$(0.02)	$1.23	$(0.30)

Weighted average common shares outstanding for computation of basic per share results	5,073	5,031	5,068	5,013

Weighted average common shares outstanding for computation of diluted per share results	5,113	5,031	5,102	5,013

(1) Net operating income from leasing (“Leasing NOI”):

	For the Three Months Ended		For the Nine Months Ended
	Aug. 31, 2019	Aug. 31, 2018	Aug. 31, 2019	Aug. 31, 2018
Rental revenue	$8,600	$8,001	$25,458	$24,374
Operating expenses of rental properties	2,483	2,189	7,567	7,278
Leasing NOI	$6,117	$5,812	$17,891	$17,096

(2) Revenue from property sales in the nine months ended August 31, 2019 included $7,700 from the sale of approximately 280 acres of undeveloped land in Simsbury, Connecticut.

(3) Reflects the settlement of an insurance claim for storm damage to Griffin’s nursery farm in Quincy, Florida that had been leased to a nursery operator. The lease terminated in fiscal 2018 upon the bankruptcy filing of the former tenant.

(4) Interest expense is primarily for mortgages on Griffin’s rental properties.

(5) The income tax benefit for the three months ended August 31, 2019 and the income tax provision for the nine months ended August 31, 2019 included a benefit of $873 for a partial reduction of the valuation allowance on deferred tax assets for Connecticut state income taxes as a result of new tax legislation enacted in the 2019 third quarter. The income tax provision for the nine months ended August 31, 2018 included a charge of $1,001 for the re-measurement of Griffin’s deferred tax assets as a result of the reduction of the federal statutory tax rate from 35% to 21% under the Tax Cuts and Jobs Act that was enacted in the fiscal 2018 first quarter.